                        FUSION MEDICAL TECHNOLOGIES, INC.

                        COMPUTATION OF NET LOSS PER SHARE
                         (in thousands, except per share data)      EXHIBIT 11.1


                              Three Months Ended September 30,   Nine Months Ended September 30,
                                  1997           1996                1997           1996
                              -----------    -----------         -----------     ----------
                              (unaudited)    (unaudited)         (unaudited)     (unaudited)
Weighted average common
 shares outstanding                7,066          6,937               7,052          3,635

Common equivalent shares
 pursuant to Staff Accounting
 Bulletin No. 83                        -              -                   -           423
                                ---------      ---------           ---------      --------
Shares used in computing per
 share amounts (1)                  7,066          6,937               7,052         4,058
                                ---------      ---------           ---------      --------
                                ---------      ---------           ---------      --------

Net loss                        $ (2,399)      $ (1,818)           $ (6,973)      $ (5,115)
                                ---------      ---------           ---------      --------
                                ---------      ---------           ---------      --------

Net loss per share              $  (0.34)      $  (0.26)           $  (0.99)      $  (1.26)
                                ---------      ---------           ---------      --------
                                ---------      ---------           ---------      --------

(1) PRIMARY AND DILUTIVE EARNINGS PER SHARE ARE THE SAME FOR ALL PERIODS PRESENTED.